Exhibit 99.2

Clayton Williams Energy Revises Plans for 4th Quarter Capital Spending and Provides Update on Operations

MIDLAND, Texas--(BUSINESS WIRE)--November 5, 2008--Clayton Williams Energy, Inc. (NASDAQ:CWEI) today reported plans to reduce capital spending for the fourth quarter of 2008 in response to recent adverse changes in market conditions. While product prices have dropped significantly during the past few months, drilling, completion and operating expenses have remained high, resulting in lower than desired profit margins on most of the Company’s previously planned drilling activities. Although the Company has not finalized its plans for capital spending in 2009, spending levels could be significantly lower than 2008, depending on economic conditions.

For the year ended December 31, 2008, the Company now plans to spend approximately $348 million on exploration and development activities, as compared to the previous estimate of approximately $401 million. Most of the spending cuts in 2008 relate to drilling in the Permian Basin and North Louisiana.

The Company also provided an update on its exploration and development activities by area.

East Texas Bossier

The Company is currently drilling the Sunny Unit #1, a 20,000-foot exploratory well in Burleson County, Texas targeting the deep Bossier formation. The Sunny Unit #1 is being drilled on a 3D-defined prospect that is on trend to and 20 miles southwest of the Company’s Lee Fazzino #2 well which has produced 34.6 Bcf of natural gas since first production in 2001. The well is currently drilling at a vertical depth of 10,500 feet. To date, the Company has incurred drilling costs of approximately $5.4 million on this well (100% working interest).

Prior to drilling the Sunny Unit #1, the Company had drilled two other wells targeting the deep Bossier sands in East Texas: the Big Bill Simpson #1, a 19,500-foot exploratory well in Leon County (70% working interest), and the Margarita #1, an 18,300-foot exploratory well in Robertson County (100% working interest). The Big Bill Simpson #1 is currently producing at minimal rates, and the Margarita #1 is currently producing at a rate of approximately 400 Mcf of gas per day from an upper Bossier sand. Based on geological and engineering evaluations, the Company will record provisions for dry hole costs and impairment expense totaling approximately $50 million during the third quarter of 2008 in connection with these wells and other acreage impairments in this area.

North Louisiana Bossier

The Company is currently drilling the Claudia’s Education Trust 33-1, an 18,000-foot exploratory well on its Winnsboro prospect in Richland Parish targeting the deep Bossier formation. This well is a 1,200-foot offset to the previously drilled David Barton #1 which had to be abandoned due to adverse drilling conditions. The well is currently drilling at a vertical depth of 11,900 feet. To date, the Company has incurred drilling costs of approximately $9.8 million on this well (100% working interest).

South Louisiana

As previously reported, the Company has entered into an exploration agreement with Brigham Exploration Company (NASDAQ:BEXP) covering six of the Company’s exploratory prospects in South Louisiana. Under the agreement, Brigham bears 85% of all drilling costs incurred to casing point and 50% of all subsequent costs to earn a 50% working interest in the wells. To date, Brigham has drilled four wells, three of which are productive. Brigham will begin drilling the fifth obligation well in the fourth quarter of 2008 and a sixth and final well in the first half of 2009.

Utah

The Company plans to participate in the drilling of a 12,000-foot exploratory well in Sanpete County targeting the oil-prone Navajo sandstone formation in the central Overthrust play. Drilling operations are expected to begin in the fourth quarter of 2008.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT:
Clayton Williams Energy, Inc.
Patti Hollums, 432-688-3419
Director of Investor Relations
cwei@claytonwilliams.com
www.claytonwilliams.com
or
Mel G. Riggs, 432-688-3431
Chief Financial Officer